UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2007
LIMELIGHT NETWORKS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)
2220 W. 14th Street
Tempe, AZ 85281

(Address, including zip code, of principal executive offices)
(602) 850-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
On October 11, 2007, Limelight Networks, Inc. (the “Company”) issued a press release announcing preliminary estimates of financial results for the quarter ended September 30, 2007. A copy of this press release is furnished herewith as Exhibit 99.1.
The information in this section, including the associated information contained in the press release included as Exhibit 99.1 hereto, is being furnished pursuant to this Item 2.02 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. In addition, this information shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference to any such filings.
Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
(a) In connection with a customer inquiry, the Company conducted an internal review of monthly customer billings and discovered that one customer had been under-billed for content delivery network services for a 15-month period extending back to July 2006. The amended billings to this customer, which have since been collected, resulted in increased revenue of approximately $0.9 million related to the year ended December 31, 2006 and $0.5 million and $0.2 million related to the three months ended March 31, 2007 and June 30, 2007, respectively. When the Company reports its third-quarter 2007 revenue, it will include approximately $0.1 million associated with this billing correction.
Additionally, in the course of implementing a stock option administration system, the Company discovered an error in the calculation of its stock-based compensation expense under SFAS 123R primarily pertaining to the service period over which certain compensation expense will be recognized. Correcting this error shifts the period during which originally computed expense will be recognized, resulting in previously reported stock-based compensation expense increasing by approximately $0.1 million related to the year ended December 31, 2006 and reducing previously reported stock-based compensation expense by approximately $0.5 million and $0.4 million related to the three months ended March 31, 2007 and June 30, 2007, respectively.
On October 9, 2007, management of the Company, with the approval of all members of the Audit Committee of the Board of Directors, concluded that, solely as a result of the errors described above, the Company’s financial statements for the year ended December 31, 2006 and the three months ended March 31, 2007 contained in the Company’s Registration Statement on Form S-1 and the prospectus contained therein dated June 7, 2007, and the Company’s financial statements for the three and six months ended June 30, 2007 contained in the Quarterly Report on Form 10-Q filed on August 14, 2007, should no longer be relied upon because of errors in such financial statements as addressed in Financial Accounting Standards Board Statement No. 154.
The Company’s management and Audit Committee have discussed the above-described accounting errors and the conclusion contained herein with the Company’s independent registered public accounting firm, Ernst & Young LLP.
The Company will in the near future file a Current Report on Form 8-K to amend previously filed financial statements for the year ended December 31, 2006 and the quarter ended March 31,

2007, and also will file an amendment to its previously filed Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.
As a result of the errors in its previously filed financial statements, the Company determined that it had two material weaknesses in its internal controls. Specifically, the control environment in place was not sufficient to ensure that customer contract terms associated with contract amendments were correctly maintained within the Company’s customer billing system. Subsequently, the Company has modified its control environment to include reconciliation of monthly customer bookings to monthly revenue results along with a detailed review of monthly revenue by customer by senior management. The Company has also implemented periodic internal reviews of the customer billing system inputs. The combination of these enhancements along with existing internal controls concerning revenue recognition remediates this control weakness.
In addition, the Company’s controls associated with calculation of stock-based compensation expense under SFAS 123R were not sufficient to ensure that the calculations were accurate with respect to service and vesting periods. Previously, the Company was using a manual process to calculate stock-based compensation expense. During the third quarter of 2007, the Company engaged a third-party firm to administer its employee stock option plan. Associated with this change, the Company implemented the vendor’s automated stock administration system. The implementation of this system, in combination with a complete audit of employee stock option data inputs and resulting outputs of the system, remediates this control weakness.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

Exhibit Number	Description

99.1	Limelight Networks, Inc. Press Release dated October 11, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT NETWORKS, INC.
Dated: October 11, 2007	By:	/s/ Matthew Hale
Matthew Hale
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Limelight Networks, Inc. Press Release dated October 11, 2007